EXHIBIT 99.2

Duos Technologies to Present at the Planet MicroCap Showcase:
VIRTUAL 2022 on Wednesday, December 7, 2022

JACKSONVILLE, FL / ACCESSWIRE / December 1, 2022 / Duos Technologies Group, Inc. ("Duos" or the "Company") (NASDAQ:DUOT), through its operating subsidiary Duos Technologies, Inc., a provider of machine vision and artificial intelligence that analyzes fast moving trains and trucks, today announced that it will be presenting at the Planet MicroCap Showcase: VIRTUAL 2022 on Wednesday, December 7, 2022 at 10:00 a.m. ET (7:00 a.m. PT).

To access the presentation, please use the following information:

Planet MicroCap Showcase: VIRTUAL 2022
Date: Wednesday, December 7, 2022
Time: 10:00 a.m. ET (7:00 a.m. PT)
Webcast: Link

If you would like to book 1x1 investor meetings with Duos Technologies and to attend the Planet MicroCap Showcase 2022, please make sure you are registered here. 1x1 meetings will be scheduled and conducted in person at the conference venue.

The Planet MicroCap Showcase 2022 website is available here. If you can't make the live presentation, all company presentation "webcasts" will be available directly on the conference event platform on this link under the tab "Agenda."

About Duos Technologies Group, Inc.

Duos Technologies Group, Inc. (Nasdaq:DUOT), based in Jacksonville, Florida, through its wholly owned subsidiary, Duos Technologies, Inc., designs, develops, deploys and operates intelligent vision based technology solutions supporting rail, logistics, intermodal and government customers that streamline operations, improve safety and reduce costs. The Company provides cutting edge solutions that automate the mechanical and security inspection of fast-moving trains, trucks and automobiles through a broad range of proprietary hardware, software, information technology and artificial intelligence. For more information, visit www.duostech.com.

About Planet MicroCap

Planet MicroCap is a global multimedia and publishing financial news investor portal specifically focused on covering the MicroCap market by providing news, insights, education tools and expert commentary. We have cultivated an active and engaged community of folks that are interested in learning about and to stay ahead of the curve in the MicroCap space.

If you would like to attend the Planet MicroCap Showcase, please register here: https://planetmicrocapshowcase.com/signup

Contacts:

Corporate
Fei Kwong, Director, Corporate Communications
Duos Technologies Group, Inc. (Nasdaq:DUOT)
904-652-1625
fk@duostech.com

Investor Relations

Matt Glover or Tom Colton
Gateway Investor Relations
949-574-3860
DUOT@gatewayIR.com